Exhibit 10.2

Parkway Properties Inc.

Deferred Compensation Plan

            Parkway Properties Inc., a Maryland corporation, and its affiliates and subsidiaries (the “Employer”), pursuant to Section 8 of the Parkway Properties, Inc. Deferred Compensation Plan (the “Prior Plan”), hereby amends and restates the Prior Plan for the benefit of a select group of management or highly compensated employees.  This Plan amendment and restatement is effective January 1, 2005 and adopted by the Employer on November 8, 2007, and shall represent the restatement and continuation of the Employer’s Prior Plan with the administration of such Prior Plan performed in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereto.  This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended.  It is intended to comply with Internal Revenue Code Section 409A.

Article 1 - Definitions

1.1       Account.

The bookkeeping account established for each Participant as provided in Section 5.1 hereof.

1.2       Administrator.

            The Compensation Committee appointed by the Board of Directors. The Plan Administrator shall serve as the agent for the Employer with respect to the Trust.

1.3       Board.

The Board of Directors of the Employer.

1.4       Bonus.

Compensation which is designated as such by the Employer and which relates to services performed during an incentive period by an Eligible Service Provider in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Service Provider in accordance with Code Section 125 or 132(f)(4).

1.5       Change-in-Control.

Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.5 shall mean Parkway Properties Inc. but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a)        the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b)        the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

c)         the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

d)         the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.6       Code.

The Internal Revenue Code of 1986, as amended.

1.7       Compensation.

The Participant’s earned income, including Salary, Bonus, Performance-based Compensation, directors fees related to Board membership and Employer restricted stock units and other remuneration from the Employer as may be included by the Administrator.

1.8       Deferrals.

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.  The Employer may, from time to time in their sole and absolute discretion, limit the Compensation for deferral under this Plan.

1.9       Deferral Election.

The separate agreement, submitted to the Administrator, by which an Eligible Service Provider agrees to participate in the Plan and make Deferrals thereto.

1.10     Disability.

A Participant shall be considered disabled if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.11     Effective Date.

            January 1, 2008.

1.12     Eligible Service Provider.

An Employee shall be considered an Eligible Service Provider if such Employee is a member of a select group of management or highly compensated employees or is an active member of the Board and is designated as an Eligible Service Provider by the Administrator. The designation of an Employee as an Eligible Service Provider in any year shall not confer upon such Employee any right to be designated as an Eligible Service Provider in any future Plan Year.

1.13     Employee or Service Provider.

For purposes of this Plan, Employee or Service Provider shall mean any person employed by the Employer or any person who is a member of the Board.

1.14     Employer.

Parkway Properties Inc. and its subsidiaries and affiliates.

1.15     Employer Discretionary Contribution.

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.16     ERISA.

The Employee Retirement Income Security Act of 1974, as amended.

1.17     Investment Fund.

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.18     Matching Contribution.

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.5 hereof.

1.19     Participant.

An Eligible Service Provider who is a Participant as provided in Article 2.

1.20     Performance-based Compensation.

Performance-based compensation shall mean compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, (ii) is designated as such by the Employer and relates to services performed during a performance period of at least twelve months by an Eligible Service Provider, including any pretax elective deferrals from said Performance-based Compensation to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Service Provider in accordance with Code Section 125 or 132(f)(4).

1.21     Plan Year.

Each Plan Year shall be measured from January 1 through December 31.

1.22     Retirement.

Retirement shall mean either (i) a Participant has reached age sixty-five (65) and has a Separation from Service, or (ii) a Participant has reached age fifty-five (55) and has five (5) Years of Service and has a Separation from Service.

1.23     Salary.

An Eligible Service Provider’s base salary earned during a Plan Year, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Service Provider in accordance with Code Section 125 or 132(f)(4).

1.24     Separation from Service.

As provided by regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, Retirement or other termination of employment or service with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not to exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract.

1.25     Service Recipient.

As provided by regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.26     Specified Employee.

Specified Employee shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year.  The Identification Date for this Plan is December 31 of each year.  Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.27     Trust.

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.28     Trustee.

Regions Morgan Keegan Trust, or such other successor that shall become trustee pursuant to the terms of the Plan.

1.29     Years of Service.

A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire or date of Board appointment, as applicable which ever is earlier, and anniversaries thereof.

Article 2 - Participation

2.1       Commencement of Participation.

Each Eligible Service Provider shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

2.2       Loss of Eligible Service Provider Status.

A Participant who is no longer an Eligible Service Provider shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Service Provider.  Amounts credited to the Account of a Participant who is no longer an Eligible Service Provider shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1       Deferral Elections - General.

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.10 (Unforeseeable Emergency) of this Plan.  Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8.  The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

3.2       Time of Election.

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a)        A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned.  As of December 31 of each calendar year, said Deferral Election is irrevocable.

(b)        Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee or director on the Board is first eligible to participate, and provided that such Employee or director on the Board is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee or director on the Board is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

(c)        Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any Performance-based Compensation may be submitted by the Eligible Service Provider or Participant provided that such Deferral Election is submitted at least six (6) months prior to the end of the performance period on which the Performance-based Compensation is based.

3.3       Distribution Elections.

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution by establishing one or more In-Service Account(s) or Retirement Account(s) as provided in Sections 5.1 and 6.1.  If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as a Retirement Account and shall be paid in a lump sum.

3.4       Additional Requirements.

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a)        Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator.

(b)       The maximum amount that may be deferred each Plan Year is twenty-five percent (25%) of the Participant’s Salary and one-hundred percent (100%) of the Participant’s Bonus or Performance-based Compensation, net of applicable taxes. The maximum amount of director fees that may be deferred each Plan Year is one hundred percent (100%).  Contingent Bonus elections shall be allowed in any Plan Year designated as a Bonus deferral Plan Year by the Employer.  The deferral of restricted stock units shall only be allowed as such units are provided by the Employer and are designated as units available for deferral.

3.5       Matching Contribution.

The Employer may also credit to the Account of each Participant who makes Deferrals a Matching Contribution in an amount equal to a percentage of the Deferrals contributed by the Participant, with such percentage determined annually by the Employer, in its sole discretion.

Such Matching Contribution shall be credited to such sub-account(s) as may be elected by the Participant for his or her Base Salary Deferrals, or if no Base Salary Deferrals, then for Bonus or Performance-based Compensation Deferrals in accordance with Section 5.1 and procedures established by the Plan Administrator.

3.6       Employer Discretionary Contributions.

The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer.  Such Employer Discretionary Contribution, at the option of the Employer shall be credited to such sub-account(s) as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator, or if no such election is made by the Participant, then to such sub-account(s) as may be elected by the Participant for his or her Base Salary Deferrals, or if no Base Salary Deferrals, then for Bonus or Performance-based Compensation Deferrals or if no Base Salary or Bonus Deferrals, then to the Participant’s Retirement sub-account with the shortest payment period maintained within the Participant’s Account in accordance with Section 5.1.

3.7       Crediting of Contributions.

(a)        Base Salary Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, as soon as administratively feasible following the close of each payroll period.  Bonus or Performance-based Compensation Deferrals and director fees associated with Board membership shall be credited to a Participant’s Account, and if applicable transferred to the Trust, quarterly or annually, as applicable.

(b)        Matching Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, as soon as administratively feasible following the close of each payroll period.

(c)        Employer Discretionary Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

Article 4 - Vesting

4.1       Vesting of Deferrals.

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2       Vesting of Matching Contributions.

Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Matching Contributions and any earnings or losses on the investment of such Matching Contributions according to such vesting schedule as the Employer shall determine at the time a Matching Contribution is made.

4.3       Vesting of Employer Discretionary Contributions.

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.4       Vesting in Event of Retirement, Disability, Death or Change-in-Control.

(a)        A Participant who incurs a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(b)        A Participant who incurs a Separation from Service due to Disability shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(c)        Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account as of the date of death.

(d)       Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

4.5       Amounts Not Vested.

Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service shall be forfeited.

4.6       Forfeitures.

Any forfeitures from a Participant’s Account shall be returned to the Employer.

Article 5 - Accounts

5.1       Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant.  The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3.  A Participant may have a maximum of ten (10) sub-accounts at any time.

(a)        A Participant may establish one or more Retirement Account(s) (“Retirement sub-accounts”) by designating as such on the Participant’s Deferral Election.  Each Participant’s Retirement sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing.  Each Participant’s Retirement sub-account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

(b)        A Participant may elect to establish one or more In-Service Accounts (“In-Service sub-accounts”) by designating as such in the Participant’s Deferral Election the year in which payment shall be made.  Each Participant’s In-Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing.  Each Participant’s In-Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2       Investments, Gains and Losses.

(a)        A Participant may direct that his or her Retirement sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer in multiples of one percent (1%).  The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b)        The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments.  Such adjustments shall be made as frequently as is administratively feasible.

(c)        A Participant may change his or her selection of Investment Funds each Plan Year with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator.  An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d)       Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election.  Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1       Distribution Election.

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof.  To the extent an Account distribution consists of Employer stock, such distribution as it relates to the Employer stock shall only be distributed to the Participant in Employer stock.  Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2       Distributions Upon an In-Service Account Triggering Date.

In-Service sub-account distributions shall begin as soon as administratively feasible but no later than ninety (90) days following January 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election.  If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.3       Distributions Upon Retirement.

If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement sub-account(s) shall be distributed as soon as administratively feasible, but no earlier than the first day of the seventh month following Participant’s Retirement.

Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant.  If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.   If a Participant has any In-Service sub-accounts at the time of his or her Retirement, said sub-accounts shall be distributed in a lump sum as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Retirement.

6.4       Substantially Equal Annual Installments.

(a)        The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1).  The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible, but no later than ninety (90) days, following the anniversary of the distribution event.

(b)        For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments shall be considered a single payment.

6.5       Distributions due to other Separation from Service.

If the Participant has a Separation from Service for any reason other than Retirement, death or Disability, all vested amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Separation from Service.

6.6       Distributions upon Separation from Service due to Disability.

Upon a Participant’s Separation from Service due to Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Separation from Service.

6.7       Distributions upon Death.

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.8       Changes to Distribution Elections.

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must  result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.  Once a sub-account begins distribution, no such changes to distributions shall be permitted.

6.9       Cash-Out Provision.

Notwithstanding any provision to the contrary, and at the sole discretion of the Employer, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder.

6.10     Unforeseeable Emergency.

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency.  An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  Upon a distribution to a Participant under this Section 6.10, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year.

6.11     Distributions to Specified Employee.

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant).  If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service.

6.12     Exception to Separation from Service.

At the discretion of Employer, a third-party unrelated to Employer that acquires substantially all the assets of a subsidiary or business unit, may apply the “same desk” rule so that Participants shall not incur a Separation from Service upon the sale or transfer of the subsidiary or business unit provided the following conditions are met: (i) the asset purchase or transfer results from bona fide arm’s length negotiations, (ii) all Participants providing services to the Employer prior to and after the transfer are treated consistently, and (iii) such treatment is specified in writing no later than the close date of the asset purchase transaction.

6.13     Minimum Distribution.

Notwithstanding any provision to the contrary, if the balance of a Participant’s Account or sub-account at the time of a distribution event or at the time of a scheduled installment payment is $25,000 or less, then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.14     Separation from Service for Cause.

Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant shall only receive the return of their Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Section 6.11 (Distributions to Specified Employees) above.  Upon a Participant’s Separation from Service for Cause, amounts credited to Participant’s Account relating to Employer Matching Contribution(s), Employer Discretionary Contribution(s), including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, hereinabove, shall be forfeited back to the Employer.  For purposes of this Plan, “Cause” shall mean (i) engaging in willful or grossly negligent misconduct that is materially injurious to the Company and/or affiliate, (ii) embezzlement or misappropriation of funds or property of the Company and/or affiliate, (iii) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime, or (v) failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant.

6.15     Domestic Relations Orders.

The Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

Article 7 - Beneficiaries

7.1       Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan.  Such designation shall be made in a form prescribed by the Administrator.  Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator.  If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s  surviving spouse, or if no surviving spouse to the Participant’s estate.  If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form.  If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2       Lost Beneficiary.

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.  If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited.  Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1       Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person.  Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors.  It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.  The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2       Deposits in Trust.

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan.  The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, all Matching Contributions and any Employer Discretionary Contributions.

8.3       Withholding of Employee Contributions.

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation.  The Administrator shall determine the amount and timing of such withholding.

Article 9 - Claims Administration

9.1       General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2       Claims Procedure.

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented.  If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied.  The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.  If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)        the specific reason or reasons for denial of the claim;

(b)        a specific reference to the Plan provisions on which the denial is based;

(c)        a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)        an explanation of the provisions of this Article.

9.3       Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim.  A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4       Review of Appeal.

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal.  Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary.  In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments.  After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties.  The decision shall specifically state its reasons and pertinent Plan provisions on which it relies.  The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

9.5       Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.  Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1     Administrator.

(a)        The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)        The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)        The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2     No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law.  If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3     No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4     Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5     Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6     Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7     Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8     Insolvency.

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee.  Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9     Amendment or Modification.

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder.

10.10   Plan Suspension.

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that that distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11   Plan Termination.

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Codes Section 409A and related regulations thereunder:

(a)        The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer and no other similar arrangements are adopted by the Employer within a three year period from the date of termination; or

(b)        The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of:  (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12   Plan Termination due to a Change-in-Control.

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements.  Any corporation or other business organization that is a successor to the Employer by reason of a Change-in-Control shall have the right to become a party to the Plan by appropriate entity action.  If within thirty (30) days from the effective date of the Change-in-Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant pursuant to this subsection.

10.13   Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14   Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Maryland other than its laws respecting choice of law.

10.15   Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.  If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16   Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.17   Terms.

Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.18   Payments Upon Income Inclusion Under 409A.

The Plan may permit acceleration of the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.

10.19   Special Election.

Prior to December 31, 2008, consistent with IRS Notices 2005-1 Q&A 19, 2007-89 and Code Section 409A and regulations thereunder, a Participant may change the time and form of a distribution of any prior deferral elections.

            IN WITNESS WHEREOF, Parkway Properties Inc. has caused this instrument to be executed by its duly authorized officers as of this 23rd day of June, 2009.

                                                                                                                                    Parkway Properties Inc.

                                                                                                                                    By:

                                                                                                                                    Title:

                                                                                                                                    By:

                                                                                                                                    Title:

ATTEST:

By:

Title: